Exhibit 4.13

OPTION AGREEMENT

COMPANIA MINERA

AFROIDITA S.A.C.

(ENGLISH)

DORATO RESOURCES INC.

Mr Notary:

Please enter in your registry of public deeds one recording the CALL OPTION AND ASSIGNMENT OF MINING RIGHTS AGREEMENT, entered into:

From one party,

-

JORGE ARTURO BEDOYA TORRICO, Peruvian, businessman, identified with National Identity Number 07854928, and his wife, ANDREA VANESSA BAHAMONDE MARTINEZ, Peruvian, house wife, identified with National Identity number 07864299;

-

JAIME ARAOZ MEDANIC, Peruvian, businessman, identified with National Identity Number 09340062 and his wife, CARLA SUSANA TELLO MIRENGHI, Peruvian, house wife, identified with National Identity Number 09994855;

All of them hereinafter 'THE SELLERS", with joint domicile at Jr. Batalla de Junin 265, apt. 102, District of Barranco, Province and Department of Lima.

And from the other party,

DORATO PERU S.A.C.; with Tax Registration Number (...) represented herein by (...), identified with National Identity Number (...), under power of attorney registered in (...), with domicile for the purposes hereof at Av. De la Floresta N° 497, 5th Floor, San Borja, hereinafter "THE BUYER";

With the intervention of,

COMPAÑÍA MINERA AFRODITA S.A.C, with Tax Registration Number 20300534946, registered under Title 11343422 of the Corporate Bodies Registry, Registration Zone IX, Lima, with domicile at Av. Camino Real 1252 oficina 301, San Isidro, represented herein by Mr. Jorge Arturo Bedoya Torrico, identified with National Identity Number 07854928, under power of attorney registered under number C00002 of the corporation's Title, hereinafter "THE COMPANY",

THE SELLERS and THE BUYER shall hereinafter jointly be named "THE PARTIES".

THE PARTIES and THE COMPANY enter into this AGREEMENT based on the principle of good faith, and on the following terms and conditions:

CLAUSE ONE: PREAMBLE

DEFINITIONS.-

1.1

For the purposes of this AGREEMENT every word used in capital letters shall have the following meaning:

AFRODITA SHARES: Are jointly, the 100% (one hundred per cent) of the shares owned by the SELLERS representing the total capital stock of THE COMPANY, all duly subscribed and paid, of a nominal value of S/. 1.00 (One Nuevo Sol) each one duly registered in the Stock Registry Book of THE COMPANY. •

Independently of the number of shares registered in the Share Registry of THE COMPANY, it shall be understood by AFRODITA SHARES those representing 100% (one hundred per cent) of the capital stock of THE COMPANY.

Likewise, AFRODITA SHARES are understood as indivisible including in their definition all the rights inherent to them, existing or expected, without reserve or limitation, including the right to receive every dividend pending to be declared according to the FINANCIAL STATEMENTS and so forth, as well as to receive in property all the new shares issued by capital re-expression, inflation readjustment, reserves or profit capitalization, or by any other concept.

DORATO SHARES: Are shares issued by Dorato Resources Inc., a corporation incorporated and existing under the laws of Canada, with domicile at #507, 837 West Hastings Street, Vancouver, B.C., Canada V6C 3N6.

ASSETS: Are the MINING CONCESSIONS detailed in Clause 1.4, as well as all the equipment, movables, real state and installations, tangible and intangibe goods in general which (i) are stated in the FINANCIAL STATEMENTS or; (ii) without accountable expression are property of THE COMPANY.

INDEPENDENT AUDITOR: Shall be DELOITTE & TOUCHE S.R.L., to which THE PARTIES shall turn to for resolving and final determination, in case the is no agreement between THE PARTIES, over: (i) the amount, qualification and existence of an IDENTIFIED CONTINGENCY, according to what is stated in Clause Seven of this AGREEMENT; or, (ii) the determination of LIABILITIES.

AGREEMENT: Is the present Call Option and Assignment of Mining Rights Agreement.

MINING CONCESSIONS: Are the mining concessions which THE COMPANY owns and are detailed in Clause 1.4.

DECLARED CONTINGENCIES: Are the contingencies manifested by THE SELLERS which are detailed in Annex 1.

IDENTIFIED CONTINGENCY(IES): Are the probable and/or possible obligations of THE COMPANY arising from facts occurred before the CLOSING DATE whether or not registered in the FINANCIAL STATEMENTS and notwithstanding if they qualify as DECLARED CONTINGENCIES or not, whose existence shall be confirmed by the occurrence or not of one or more future or uncertain events which are not entirely under control of THE COMPANY.

It shall not be considered as IDENTIFIED CONTINGENCIES the obligations with have prescribed or expired and whose prescription or expiration are not under question by the supposed creditor or holder of such right.

MATERIALIZED CONTINGENCY(IES): Shall be any IDENTIFIED CONTINGENCY materialized in and enforceable obligation against THE COMPANY or THE BUYER after exhausting the recourses on the judicial power to avoid its materialization or previously to that in case it shall be paid by THE BUYER or THE COMPANY as condition to continue its defense on the judicial power.

DAYS: Are calendar days, unless expressly established as working days.

DOLLARS and/or US$: Means United States Dollars.

DORATO RESOURCES: Is Dorato Resources Inc., a corporation incorporated and existing under the laws of British Columbia, Canada, listed in the Toronto Stock Exchange (TSX).

DUE DILIGENCE: Is the proceeding of financial, accounting, and legal audit by which it shall be possible to identify or check: (i) the LIABILITIES y (ii) the IDENTIFIED CONTINGENCIES and which shall be performed under the terms and conditions stated in Clause Six or this AGREEMENT.

FINANCIAL STATEMENTS: Are the financial statements of THE COMPANY including the general balance which shall be prepared by THE SELLERS with closing date on August 31 2007, and shall be delivered to THE BUYER to calculate the adjustments or discounts to the PRICE no later than on the CLOSING DATE.

CLOSING DATE: Is the date of signature of the AGREEMENT and on which the payment and deposit stated in Clause 3.3.1 of this AGREEMENT shall be made.

COMPENSATION OBLIGATION: Has the meaning in Clause Six of this AGREEMENT.

PARTIES: Are THE BUYER and THE SELLERS, jointly, in this AGREEMENT.

LIABILITIES: Are the payment obligations which, after performing the DUE DILIGENCE, THE PARTIES or the INDEPENDENT AUDITOR, in case of discrepancy between THE PARTIES, determine THE COMPANY has with third parties, notwithstanding they are registered of the FINANCIAL STATEMENTS or qualify as UDECLARED LIABILITIES.

UNDECLARED LIABILITIES: Are the payment obligations which, after performing the DUE DILIGENCE, THE PARTIES or the INDEPENDENT  AUDITOR, in case of discrepancy between THE PARTIES, determine THE COMPANY has with third parties and were not registered in the FINANCIAL STATEMENTS nor stated in this AGREEMENT; and the diminishing of price, non-existence or loss of an asset of THE COMPANY arising of facts previous to the CLOSING DATE and not stated in the FINANCIAL STATEMENTS.

PRICE: Is the amount of US$ 8'000,000.00 (Eight Million and 001100 DOLLARS) plus the delivery of 3'000,000 (Three Million) shares representing the capital stock of DORATO RESOURCES.

TRANSFERENCE OF THE SHARES: Is the transference of AFRODITA SHARES from THE SELLERS in favor of THE BUYER which shall occur on the moment the OPTION is exercised (as it is defined in Clause Two). The TRANSFERENCE OF THE SHARES, includes: (i) the definitive transference in favor of THE BUYER of the management, direction and administration of THE COMPANY; and (ii) the definitive transference of possession of the MINING CONCESSIONS.

1.2

The definitions agreed by THE PARTIES for the terms included in this Clause, corresponds to the meaning which THE PARTIES have assigned for the purposes of this AGREEMENT and such meaning shall be the only one accepted for any effect, unless THE PARTIES agree otherwise in writing and with the same formalities.

1.3

THE SELLERS own the AFRODITA SHARES, according to the following details:

NAME	NUMBER OF SHARES	PERCENTAGE OF PARTICIPATION
JORGE BEDOYA TORRICO	3'500,000	70%
JAIME ARAOZ MEDANIC	1'500,000	30%

1.4

THE COMPANY holds the following MINING CONCESSIONS, which cover an. extension of 5,008.75 hectares, located on the Cordillera del Cóndor, District of Cenepa, Province of Condorcanqui, Department of Amazonas; that such concessions are valid; with firm and consented titles; with UTM definitive coordinates registered with the National Mining Registry; with Good Standing Fee and Penalty paid until year 2006; and, that over those there is no mortgage, seizure or burden of any nature, forcing itself to remedy in case of encumbrances:

CONCESSION	CODE	HECTARES	REGISTRATION R.P.M NUMBER - TITLE
Campana 2	01-00562-93	900.00	14053
Campana 1	01-00563-93	1,000.00	14052
Comaina 1	01-00561-93	1,000.00	14054
Comaina 2	01-00564-93	1,000.00	14055
Comaina 3	01-00649-93	1,000.00	10278
Hito	01-00647-93	100.00	10269
Apu	01-02116-95	8.75	16187

CLAUSE TWO: OBJECT OF THE AGREEMENT

THE SELLERS hereby, grant THE BUYER an exclusive and irrevocable call option to purchase for a term of thirty six (36) months counted from the date of the Public Deed originated by this document, for THE BUYER to decide at its sole discretion and after complying with what is stated in Clause Three, acquire the AFRODITA SHARES, including its integral and accessory parts and everything which by fact and/or right corresponds or may correspond to them, without any reserve or limitation (hereinafter the, "OPTION").

The OPTION includes everything which by fact or right corresponds to each one of the AFRODITA SHARES to the date of the exercise of the OPTION, such as unpaid dividends, undistributed shares, subscription of future shares arising from any capital increase, and every other rights in favor of the shareholders as stated on the General Corporations Law.

In case of exercise of the OPTION, THE SELLERS waive their preemptive rights over the AFRODITA SHARES.

CLAUSE THREE: EXERCICE OF THE OPTION.

For the purpose of exercising the OPTION and acquiring the property of the AFRODITA SHARES, THE BUYER shall comply entirely and timely with the following:

3.1.

Deliver and/or cause the delivery to THE SELLERS of the amount of U.S.$ 8'000,000.00 (Eight Million and 00/100 DOLLARS), according to the following schedule:

3.1.1.

On the date of subscription of this document, US$ 50,000.00 (Fifty Thousand and 00/100 DOLLARS) which THE BUYER pays to Mr. Jaime Araoz Medanic simultaneously with the subscription of this document through a certified check issued in his favor for the referred amount.

3.1.2.

In a term no later than five (5) Calendar days counting from the date that this AGREEMENT has been approved by the Toronto Stock Exchange (TSX) or during the thirty (30) days following the subscription of this document, whatever occurs fist, simultaneously to the public deed originated by this document, US$ 950,000.00 (Nine Hundred Thousand Fifty and 00/100 DOLLARS) which shall be delivered in the following form:

(i)

On the date of subscription of this document, US$ 116,600.00 (One Hundred Sixteen Thousand Six Hundred and 00/100 DOLLARS) which THE BUYER pays to Mr. Jorge Arturo Bedoya Torrico simultaneously with the subscription of this document through a certified check issued in his favor for the referred amount.

(ii)

US$ 833,400.00 (Eight Hundred Thirty Three Thousand Four Hundred and 00/100 DOLLARS) which THE BUYER shall pay THE SELLERS through the delivery, of two (2) certified checks, issued according to the percentages detailed in Clause 1.3.

3.1.3.

On the first anniversary of the date of subscription of the Public Deed originated by this document: US$ 2'000,000.00 (Two Million and 00/100 DOLLARS) which THE BUYER shall pay THE SELLERS through the delivery, in the domicile which these have appointed for the purposes of the AGREEMENT, of two (2) certified checks, issued according to the percentages detailed in Clause 1.3.

3.1.4.

On the second anniversary of the date of subscription of the Public Deed originated by this document: US$ 2'500,000.00 (Two Million Five Hundred Thousand and 00/100 DOLLARS) which THE BUYER shall pay THE SELLERS through the delivery, in the domicile which these have appointed for the purposes of the AGREEMENT, of two (2) certified checks, issued according to the percentages detailed in Clause 1.3.

3.1.5.

On the third anniversary of the date of subscription of the Public Deed originated by this document: US$ 2'500,000.00 (Two Million Five Hundred Thousand and 00/100 DOLLARS) which THE BUYER shall pay THE SELLERS through the delivery, in the domicile which these have appointed for the purposes of the AGREEMENT, of two (2) certified checks, issued according to the percentages detailed in Clause 1.3.

THE SELLERS declare that with the sole delivery of the certified checks issued according to the stated in Clauses 3.1.1, 3.1.2 (i), 3.1.2 (ii), 3.1.3, 3.1.4, and 3.1.5, the amounts detailed therein are considered cancelled to their total satisfaction.

3.2.

Deliver and/or cause to deliver to THE SELLERS 3'000,000 DORATO SHARES, through the physical delivery to THE SELLERS of the share certificates of the DORATO SHARES issued in the name of each one of THE SELLERS, in a term which in no case may exceed ten (10) working days following the date in which the AGREEMENT has been approved by the Toronto Stock Exchange (TSX). This physical delivery shall be made in Vancouver, British Columbia, through the transference to THE SELLERS of

Three Million (3'000,000.00) of DORATO SHARES (without any additional costs for these besides the fulfillment of their obligations set forth in this AGREEMENT), which shall be materialized with the delivery of two (2) share certificates issued in favor of each one of THE SELLERS, according to the percentages detailed in Clause 1.3.

In relation to the above mentioned, THE BUYER compels to cause this AGREEMENT to be submitted to the Toronto Stock Exchange (TSX) for its approval, in a term which shall not exceed five (5) working days counted since the date of subscription of this document.

THE SELLERS recognized and accept that THE BUYER requesting to the Toronto Stock Exchange (TSX) authorization for the delivery in a single opportunity of a package of Three Million (3'000,000.00) of DORATO SHARES may be object of a series of restrictions on behalf of the Toronto Stock Exchange (TSX) which eventually force THE BUYER to deliver the DORATO SHARES according to a delivery schedule which includes the transference of such shares in parts and not in a single delivery. In case the Toronto Stock Exchange (TSX) imposes a limitation of such nature, THE SELLERS declare to accept it and to consider modified the corresponding obligation detailed in the previous paragraph, as long as such limitation does not mean the delivery of a lesser number of shares (even if the AGREEMENT is terminated — without regard for the cause — prior to the date in which the delivery of the DORATO SHARES is complete) nor the delivery of such after the date of exercise of the OPTION.

Likewise, THE SELLERS recognize and accept that the indicated DORATO SHARES are subject to a restriction meaning that they cannot be negotiated, during four (4) months and one (1) day counted since their issuance date, for which they shall not be sold during such term.

3.3.

For the purposes of considering the OPTION exercised, besides having complied timely and entirely with the obligations stated in Clauses 3.1 y 3.2 above, THE BUYER shalldeliver notarized communication to THE SELLER manifesting their will to exercise the OPTION.

THE SELLERS declare that once complied with the paragraph above, the transference of the AFRODITA SHARES in favor of THE BUYER shall be considered automatically executed, in which case that payments made according to Clauses 3.1 and 3.2 above constitute the price for the transference of the AFRODITA SAHRES. Likewise, THE PARTIES agree that in case that THE BUYER exercises the OPTION, THE SELLERS shall subscribe a Public Deed in which they shall attest to the transference of the AFRODITA SHARES in favor of THE BUYER. The subscription of the referred Public Deed constitutes an obligation of THE SELLERS reciprocal to the obligation in charge of THE BUYER agreed in Clauses 3.1 y 3.2 above. Likewise, the payment and delivery schedules of the DORATO SHARES detailed in Clauses 3.1 y 3.2 above, may be accelerated by sole decision of THE BUYER. THE SELLERS shall comply with the subscription of the indicated Public Deed in a term no longer than ten (10) calendar days since the communication of the exercise of the OPTION by THE BUYER and when the total amount agreed for the AFRODITA SHARES is paid.

CLAUSE FOUR: AUTHORIZATION

4.1.

By this document the company recognizes Mr. Jorge Arturo Bedoya Torrico to use the vehicle KIA Carnival, plate number ROC-424, registered at the Vehicle Property Registry for the term of then (10) years extendable for the same term under sole requirement of Mr. Jorge Arturo Bedoya Torrico. Such right of use shall be without cost or limitation to Mr. Jorge Arturo Bedoya Torrico.

4.2.

Mr. Jorge Arturo Bedoya Torrico declares to be in possession of the vehicle refereed in clause 4.1 above, consequently any responsibility arising from the use or possession of the vehicle referred in Clause 4.1 above as well as the payment of the Property Vehicle Tax shall be assumed by Mr. Jorge Arturo Bedoya Torrico.

4.3

In any case in which THE BUYER exercises the OPTION, it compels to cause THE COMPANY to transfer Mr. Jorge Arturo Bedoya Torrico the vehicle referred in Clause 4.1 above, without Mr. Jorge Arturo Bedoya Torrico having to assume any costs for such transfer.

CLAUSE FIVE: ASSIGNMENT OF MINING CONCESSION AGREEMENT

Simultaneously with the subscription of this document, THE COMPANY and THE BUYER shall enter into an assignment of mining concession agreement regarding the MINING CONCESSIONS in the terms stated in the Annex 3 of this document by which THE BUYER shall be entitled to develop mining activities for a thirty six (36) month term starting from the date of subscription of such assignment of mining concession agreement.

CLAUSE SIX: TAX COSTS FOR THE EVENTUAL EXERCISE OF THE OPTION

In the supposed case that up to December 31, 2008, the exoneration establish in literal I, numeral 1, of Article 19 of the Income Tax Law is not extended, THE PARTIES agree that the tax cost which may tax the eventual transfer of the AFRODITA SHARES as a conseqUence of the exercise of the OPTION, shall be assumed in a ratio of fifty percent (50%) by THE BUYER and the remaining fifty percent (50%) by THE SELLER according to the percentages stated in Clause 1.3.

CLAUSE SEVEN: COMPENSATION OBLIGATION

7.1

THE SELLERS will respond in a jointly before THE BUYER for any LIABILITIES; UNDECLARED LIABILITIES or MATERIALIZED CONTINGENCY originated in acts and/or incidents occurred before the CLOSING DATE (hereon, the COMPENSATION OBLIGATION). In case of the obligations of tributary and labor nature, the COMPENSATION OBLIGATION will be requirable until the deadline of prescription of the corresponding obligation. In case of the rest of obligations, the COMPENSATION OBLIGATION will be requirable until the first anniversary of the signature of the Public Deed originated by this document after which it will automatically be extinguished, without the need of any additional formality or declaration.

7.2

The COMPENSATION OBLIGATION for the LIABILITIES; the UNDECLARED LIABILITIES and the MATERIALIZED CONTINGENCIES will be canceled in favor of THE BUYER, through the deduction of the amount that corresponds to the installments detailed in the Clauses 3.1.3, 3.1.4 and 3.1.5.

7.3

Additionally, THE SELLERS will respond in a non limited way exclusively for (i) the damages that THE BUYER suffers as consequence of the falseness or inaccuracy of the declarations that THE SELLERS realize regarding the APHRODITE SHARES, THE COMPANY, THE ASSETS and the AGREEMENT or (ii) for fraud, gross negligence, false pretenses or concealing in the delivery of information while the DUE DILIGENCE is being performed, to do so, THE SELLERS should present a sworn statement confirming that they handled in all the information demanded in the DUE DILIGENCE.

CLAUSE EIGHT: DUE DILIGENCE

8.1

THE BUYER will carry out the DUE DILIGENCE in order to determine the existence and amount of UNDECLARED LIABILITIES and IDENTIFIED CONTINGENCIES that could affect THE COMPANY.

8.2

The DUE DILIGENCE will be performed regarding the information detailed in the Annex N° 2 of the current AGREEMENT.

8.3

The term for the DUE DILIGENCE to be carried out, will expire thirty (30) days counting from the date of subscription of the Public Deed originated by this document.

THE PARTIES state that THE SELLERS delivered to THE BUYER, on September 19, 2007, all the information required by THE BUYER according to the Annex N° 2 of the current AGREEMENT.

8.4

Within the five (5) days subsequent to the culmination of the DUE DILIGENCE, or the term stated in Clause 8.3 for such effect, THE BUYER should deliver a document to THE SELLERS giving the details of the UNDECLARED LIABILITIES, the IDENTIFIED CONTINGENCIES and its estimated value (hereon, the DUE DILIGENCE REPORT). If such term of five (5) days passes without THE BUYER having delivered to THE SELLERS the document referred in this Clause 8.4, it shall be understood that there have not been identified and do not exist any UNDECLARED LIABILITIES or IDENTIFIED CONTINGENCIES other than the ones recorded in the FINANCIAL STATEMENTS.

8.5

THE PARTIES will have a term of five (5) working days counted from the day next to the delivery of the DUE DILIGENCE REPORT to THE SELLERS, to achieve an agreement, regarding the existence and amount of the UNDECLARED LIABILITIES and of the IDENTIFIED CONTINGENCIES that have been detected by THE BUYER during the DUE DILIGENCE.

8.6

In case that, within the term of five (5) working days, pointed at the Clause 8.5,THE PARTIES did not achieve to an agreement regarding the existence and amount of the UNDECLARED LIABILITIES and the IDENTIFIED CONTINGENCIES detailed in the DUE DILIGENCE REPORT, the determination of that, that has not been agreed will be subdue by any of THE PARTIES to the final decision, that is not subject to appeal, of the INDEPENDENT AUDITOR. The INDEPENDENT AUDITOR should declare itself in a term maximum of five (5) working days subsequent to the date in which the affair had been subdue by THE PARTIES to its consideration.

8.7

The resolution issued by the INDEPENDENT AUDITOR will be final, not subject to appeal, and binding for THE PARTIES. The party that resulted as loser in a possible dispute of the INDEPENDENT AUDITOR, will assume the expenses and costs of the INDEPENDENT AUDITOR.

CLAUSE NINE: REPRESENTATIONS AND WARRANTIES

9.1

The PARTIES acknowledge that the MINING CONCESSIONS are located inside the 50 Km. of the north border of Peru, bounding with Equator. In this regard, the second paragraph of article 71° of the Peruvian Constitution establishes that foreigners may not acquire or posses, by any title, either directly or indirectly, individually or in partnership, among others goods, mines and lands, under penalty of surrendering that acquired right to the government. The sole exception is the case of public need expressly declared by a Supreme Decree approved by the Cabinet.

According to the stated above, THE BUYER compels that in case it incorporates its stock to foreign capitals, or in any other way contracts with foreign natural or corporate persons in a way that the restriction of article 71 of the Peruvian Constitution is applicable, it shall make or cause to make timely arrangements for the issuance of the Supreme Decree referred in the paragraph above.

Likewise, it is expressly stated that neither THE COMPANY nor THE SELLERS may be affected (in any way) by the eventual non fulfillment in which THE BUYER may incur regarding the obligation assumed in the previous paragraph, agreeing that THE BUYER is bound to hold THE COMPANY and THE SELLERS free and harmless and to compensate them for any damages which may arise as a consequence of such non-fulfillment. In the same way, it is expressly stated that any eventual delay or failure in obtaining such Supreme Decree, shall not suspend, postpone or modify in any way the fulfillment and effectiveness of the obligations assumed by THE BUYER in this AGREEMENT.

9.2

Unless otherwise indicated, no failure or delay by any of the parties to exercise any right or power under this AGREEMENT shall be deemed as waiver to such rights or powers, nor shall the single or partial exercise of such rights or powers or the exercise of any other right or power shall not be deemed as waiver of such right or power.

9.3

THE SELLERS declare and guarantee the following:

9.3.1

The registered stock of THE COMPANY represents the amount of S/.5,000,000.00 (Five Million and 00/100 Nuevos Soles) represented by 5,000,000 shares of a face value of S/.1.00 (One Nuevos Sol) per share, entirely subscribed and fully paid;

9.3.2

THE SELLERS are the owners of AFRODITA SHARES who represent the 100% of the stock of THE COMPANY according to Clause 1.3 of this AGREEMENT. The shares grants to their owner all the economic and political rights;

9.3.3

Regarding their relation as shareholders of THE COMPANY, no shareholders agreement is effective for the year 2007.

9.3.4

Regarding THE COMPANY, the AFRODITA SHARES and the MINING CONCESSIONS: there are not precautionary measures neither judicial or administrative, tax or labor processes nor claims that could affect or hinder the celebration and/or execution of this AGREEMENT. The only exceptions are mentioned in Clause 9.5.

9.3.5

THE COMPANY is the only and exclusive holder of the MINING CONCESSIONS which are in force, free of contingencies, encumbrances and liens. There is not any judicial measure or agreement in force registered that could affect or hinder their transfer;

9.3.6

The subscription of this AGREEMENT and/or the execution of the obligations referred therein, do not violate, infringe or breach any agreement, contract or obligation.

9.3.7

THE COMPANY does not have any administrative, labor or tax obligation or any other unpaid obligation at the subscription of the public deed originated by this document. If THE BUYER finds any obligation, THE SELLERS bind themselves to pay the costs arising from it. THE PARTIES agree that the obligation of payment the good standing right of the MINING CONCESSIONS and their penalties is not include in the statement of this Clause.

9.3.8

THE COMPANY acknowledges that to this date it has only one employee in its payroll and that the persons who render services to THE COMPANY under service agreements, develop their activities independently. Notwithstanding the above, THE COMPANY acknowledges that if any labor relationship arises between anybody who render services under a service contract and THE COMPANY, it shall be responsible for the payment of the labor debts, tax costs and other benefits.

9.3.9

THE COMPANY acknowledges that it has not entered into any contract or agreement with any natural or juridical person different to the services agreements mentioned in Clause 9.8.3 above and that regarding previous agreements there is no pending debts or contingencies.

9.3.10

THE SELLER shall hold THE COMPANY and/or to THE BUYER free and unharmed of any responsibility, obligation, fine, administrative sanction, loss, costs, expense, damage or claims, including but not limiting to third party damages or property damages, or remedy costs of the environmental damages caused, which could arise before the subscription of the this AGREEMENT as a consequence of the activities performed in the MINING CONCESSIONS and/or, in general, the activities performed by THE COMPANY; and

9.3.11

It will be delivered to THE BUYER, at the subscription of this AGREEMENT, the following documents:

(i)

THE COMPANY Stock Registry Book;

(ii)

Certified copy of the title of registration of the OPTION in the Stock Registry Book;

(iii)

A letter from Jaime Araoz reporting at the General Management of THE COMPANY his resignation at THE COMPANY Board of Directors;

(iv)

A letter from Andrea Vanesa Bahamonde Martinez reporting at the General Management of THE COMPANY her resignation at THE COMPANY Board of Directors;

(v)

Minute of Shareholders Meeting revoking all powers of attorney granted to this date and appointing as Board members: (a) Mr. Carlos Armando Ballón Barraza, identified with National Identity Number 07791493; and (b) Mr. Valentín Paniagua Jara identified with National Identity Number 07270282.

9.3.12

THE PARTIES agree that, from the CLOSING DATE, THE BUYER will have the management, direction and administration of THE COMPANY, as well as the possession of the ASSETS.

Notwithstanding the above mentioned, THE BUYER compels, while it does not exercise the OPTION, not to perform or cause the activities or omissions which may mean the generation of contingencies or responsibilities for THE COMPANY further to the obligations assumed by the latter for the correct and due performance of its mining activities in the MINING CONCESSIONS. In that sense, THE BUYER compels expressly to cause THE COMPANY to comply strictly and timely with the applicable obligations (whether tributary, labor, environmental, administrative, contractual, or of any other sort), without any reserve or limitation.

Additionally, THE BUYER compels to deliver to THE SELLERS, quarterly, starting from the date of subscription of the Public Deed originated by this document, a report detailing the fulfillment of the applicable obligations during the former quarter (including the category and opportunity of such fulfillment), jointly with the supporting documentation of such fulfillment.

9.3.13

THE SELLERS states and guarantees that from August 31, 2007 to the CLOSING DATE the COMPANY: (I) they normally had operated its business the way they always had; (ii) they had not increased its liabilities nor its contingencies.

9.4

THE BUYER declares and guarantees:

9.4.1

That it is a corporation incorporated and existing under the laws of Peru, whose shareholders are natural persons of Peruvian nationality.

9.4.2

That has the legal capacity to celebrate and execute this AGREEMENT and that all the corporate agreements and necessary acts to authorize the celebration and fulfillment of this AGREEMENT have been duly executed;

9.4.3

In any case of termination of this AGREEMENT, shall assume automatically, absolute and exclusive responsibility for the remedies for any environmental impact generated by its activities in the MINING CONCESSIONS, including all other impacts which may be disclosed or identified after the date of termination of this AGREEMENT, if the case;

9.4.4

Shall hold THE COMPANY and THE SELLERS harmless of every responsibility and obligation, loss, costs, expenses, damages and claims, including but not limiting, to third party damages, or property damages, remedy costs of the environmental damages caused, which arise from its activities in the MINING CONCESSIONS;

9.4.5

Shall keep free and hold harmless THE SELLERS of any fine, administrative sanction or debt against the Peruvian State or third parties which may derive in the non-fulfillment of the payment of the good standing right and penalties, and tributary, labor, or any other obligation in which THE COMPANY may have incurred during the time THE BUYER had the management, direction and administration of THE COMPANY, as well as the possession of the ASSETS;

9.4.6

Shall not charge, place burden, assign, dispose, or perform any act over the MINING CONCESSIONS which may affect their existence or free transferability, until the date in which the OPTION is exercised.

9.4.7

By subscribing the present AGREEMENT and/or by executing its obligations according to its the terms, does not violate, infringe or breach any other agreement, contract or obligation.

9.4.8

In any case of termination of the present AGREEMENT, shall assign all the built or installed infrastructure en the MINING CONCESSIONS, to THE COMPANY, without cost for this o for THE SELLERS.

9.5

THE SELLERS informed THE BUYER of the following:

9.5.1

That they subscribed through Public Deed of May 5, 2006 granted before Notary Public of Lima, Dr. Ana María Alzadora Torres, a "Call Option Agreement" with GOLDMARCA LIMITED PERU S.A., by which THE SELLERS granted such company an option to sell the AFRODITA SHARES, for a term of twenty four (24) months, which had to expire or May 5, 2008 (hereinafter, the GOLDMARCA OPTION).

9.5.2

That through document of April 4, 2007, THE SELLERS and GOLDMARCA LIMITED PERU S.A. agreed the new terms which could be included in a new agreement related to the sale of the AFRODITA SHARES. Such new contract shall substitute the GOLDMARCA OPTION. Nevertheless, THE SELLERS and GOLDMARCA LIMITED PERU S.A. did not reach an agreement on the definitive terms of such new agreement and, for such, it was never formalized, reason why the GOLDMARCA OPTION continued to be the title governing the relationship between THE SELLERS and GOLDMARCA LIMITED PERU S.A.

9.5.3

That they requested by written communication of May 31, 2007 to GOLDMARCA LIMITED PERU S.A. the fulfillment of the obligation of payment of the owed amounts for concept of good standing right corresponding to the years 2006 and 2007 of the MINING CONCESSIONS.

9.5.4

That GOLDMARCA LIMITED PERU S.A. answered to the before mentioned requirement alleging that it was only obligated to pay the corresponding good standing right until year 2006, alleging that the payment of any additional amount was not requirable.

9.5.5

That THE SELLERS in application of the agreed in Clause 10.4 of the GOLDMARCA OPTION exercised their right of termination, through notarial letter of June 4, 2007. Giving as concluded all the obligations arising from the GOLDMARCA OPTION.

9.6

THE BUYER agrees to expressly exonerate THE SELLERS of any and every responsibility, contingency or liability which may arise of the exercise of termination of the GOLDMARCA OPTION, according to the antecedents detailed in Clause 9.5 above. Likewise, THE BUYER compels to assume at its own cost and expense the defense of THE SELLERS in the supposed and hypothetical case that a third party (including GOLDMARCA LIMITED PERU S.A.) may pretend to question the termination of the GOLDMARCA OPTION or formulate any claim against THE SELLERS arising from the questioning of the termination of the GOLDMARCA OPTION, according to the antecedents detailed in Clause 9.5 above.

CLAUSE TEN: ASSIGNMENT OF RIGHTS

10.1

In case that THE BUYER has assumed the defense of THE SELLERS according with the Clause 9.6, and the arbitration or judicial process ends with a definitive award or sentences that resolves:

10.1.1

That its not recognized: (i) the resolution of the GOLDMARCA OPTION, by THE SELLERS; (ii) the legality, efficiency or validity of the AGREEMENT; (iii) THE BUYER eventual property of the AFRODITA SHARES; (iv) the right of THE BUYER to acquire the AFRODITA SHARES as a consequence of the exercise of the OPTION; or (v) the right of THE BUYER to exercise the OPTION to acquire the AFRODITA SHARES; and/or

10.1.2

The payment of any amount of money as a compensation in favor of GOLDMARCA LIMITED PERU S.A.; and/or

10.1.3

Any other with a similar or equivalent sense to the ones indicated in the Clauses 10.1.1 and 10.1.2 above.

THE BUYER- prior payment of all the consideration indicated in the Clauses 3.1 and 3.2- shall be automatic substitute, with all the extent permitted by the law, in all the rights and advantages without exception, that correspond to THE SELLERS, according to the GOLDMARCA OPTION, and the judicial acts and contracts related with the OPTION.

10.2

The assignment of rights of the precedent Clause 10.1, will be automatic and without the need of requirement of THE BUYER or any additional declaration of THE SELLERS, being only necessary the fulfillment of any of the assumptions established in the Clauses 10.1.1, 10.1.2 and 10.1.3; and the payment to THE SELLERS of all the obligations indicated in the Clauses 3.1 and 3.2.

10.3

Notwithstanding the agreed in Clause 10.2, THE PARTIES agree that in case THE BUYER requires it in writing, THE SELLERS will be obligated to subscribe a public deed, giving certainty of the assignment of rights, that with all the extent permitted by law, celebrate THE SELLERS in favor of THE BUYER, in relation with all the right and advantage that corresponds to THE SELLERS according to the GOLDMARCA OPTION and the juridical acts and contracts related with the OPTION.

THE SELLERS must comply with the subscription of the public deed indicated in the precedent paragraph, in no more than ten (10) calendar days from the moment in which is solicited by THE BUYER.

CLAUSE ELEVEN:

TERMINATION OF THE OPTION — TERMINATION OFTHE AGREEMENT

11.1

THE PARTIES agree that THE BUYER may terminate the OPTION, in any case in which, determined by its sole discretion, that the reserves and/or mineral characteristics of the MINING CONCESSIONS are not suitable. In such case, THE BUYER, shall communicate its decision in such sense to THE SELLERS through notarial letter, being free of any payment obligation agreed in Clause Three which has not accrued to the date of reception of such notarial letter.

In case THE BUYER enforces the right described in the previous paragraph, during the ninety (90) days previous to June 30 of any year during the effectiveness of this AGREEMENT, the BUYER shall pay entirely the good standing right and penalty of each one of the MINING CONCESSIONS which have accrued in every financial year until the effective date of termination of the AGREEMENT. Otherwise, THE BUYER shall only be obligated to pay the good standing right and penalties which correspond to the financial years ending before the effective date of termination of the contract.

Equally, the exercise of the right to end the OPTION according to the present Clause 11.1, does not generate any obligation of THE SELLERS to return THE BUYER the DORATO SHARES which may have been delivered, nor the cash payments made according to the agreed in Clause 3.1 nor any investments or payments which may have been made regarding or in the MINING CONCESSIONS.

11.2

Notwithstanding the agreed in the previous Clause 11.1, THE PARTIES additionally agree that the present AGREEMENT shall terminate if any party does not fulfill any of the following considerations or it is proved that any of the following declarations are not exact:

(i)

On THE SELLERS, included in Clauses 1.3, 1.4, Two, Seven, 9.3, 9.5 y Ten.

(ii)

On THE BUYER, included in Clauses 3.1, 3.2, 9.1, 9.4 and 9.6.

The termination of the AGREEMENT by non-fulfillment shall be produced when the party in breach receives from the other party, a notarial letter in the sense to enforce Clause 11.2. The termination will be effective since the date of reception of the notarial letter previously indicated.

11.3

It is expressly stated that if at the moment of termination of the AGREEMENT, a payment or the delivery of the DORATO SHARES has accrue and is pending referred in Clause Three, THE BUYER shall continue to be obligated to fulfill such pending obligations (which means the payment of the entire price accrued up to such moment), even though the termination of the AGREEMENT and without regard for the cause of such.

In the same way, it is expressly agreed that in the specific case of the delivery of the DORATO SHARES referred in Clause 3.2, THE BUYER shall continue irrevocably compelled to deliver to THE SELLERS the complete DORATO SHARES (including those whose delivery may have not been accrued according to the schedule eventually imposed by the Toronto Stock Exchange (TSX) according to the stated in Clause 3.2), even after the termination of the AGREEMENT and without regard for the cause of such.

11.4

The termination of the OPTION according to Clause 11.1 and the termination of the AGREEMENT in any case in which such termination is product of nonfulfillment by THE BUYER shall not release THE BUYER, from the administrative, tributary, civil, or environmental responsibility, or of any other type which may arise from the actions or decisions take by THE BUYER since the subscription of this AGREEMENT. Being able to exonerate from such only through the certification of non-existence of contingencies resulting from an audit performed by a company of recognized prestige and selected by THE SELLERS and which is specialized in the matter in which the audit shall be made.

CLAUSE TWELVE: CONFIDENTIALITY

12.1

Every data, report, registration, and other information of any sort developed or acquired by THE SELLERS in relation to the ASSETS, shall be treated by THE PARTIES as confidential ("Confidential Information"). The Confidential Information shall not be revealed or disclosed in any way to third parties without the prior written consent of THE PARTIES. Previous restrictions shall not apply to Confidential Information made public by other means.

In case THE PARTIES are required to disclose Confidential Information to any competent government entity and/or offices of such entity, to the extent required by law or in response to a legitimate request for such Confidential Information, the party which has received such requirement shall notify immediately the other party such requirement, as well as its terms before disclosing the Confidential Information. THE PARTIES shall have the right to object such disclosure before the competent entity and to request a reserved treatment of the Confidential Information to be disclosed, in the terms in which these may determine at their sole discretion.

12.3

THE SELLERS shall not post announcements, press releases nor disclose information regarding the AGREEMENT, including Confidential and non Confidential Information, without prior written consent of THE BUYER, regarding the content and opportunity of those.

12.4

It is excluded from the confidentiality obligation in this Clause, the information which THE BUYER needs to provide to third parties and to the Toronto Stock Exchange (TSX), if it incorporates the MINING CONCESSIONS —after the fulfillment of the formalities required by article 71° of the Constitution— to any project of any company whose shares are listed in such stock exchange.

CLAUSE THIRTEEN: DISPUTE RESOLUTION

THE PARTIES agree that any controversy, difference, or claim arising from or related to the interpretation, execution, termination, expiration, effectiveness, validity or other matter related to this AGREEMENT, or for any other cause or circumstance related directly or indirectly with this AGREEMENT and the ones which are subscribed by cause of this AGREEMENT, shall be solved according to the following proceeding:

13.1

In first place, THE PARTIES shall make their best efforts to find an amicable solution, in a term of fifteen (15) calendar days.

13.2

In case of not having success in a direct solution in the fifteen (15) day term mentioned, any of THE PARTIES may request to carry out an arbitration of law before the Center for National and International Arbitration of the Lima Chamber of Commerce, according to the Rules of such Center which THE PARTIES declare to know and accept.

The arbitration shall be submitted to an Arbitration Tribunal of three members appointed for each case, according to what is established in the mentioned Rules. Each party shall appoint an arbitrator. The two appointed arbitrators, shall appoint the third arbitrator, who shall preside the Arbitration Tribunal. The award shall be observed by THE PARTIES and shall be definitive and indisputable.

13.3

The location for the arbitration shall be the city of Lima, Peru, the language to be used in the arbitration process shall be Spanish and the applicable law shall be Peruvian law.

13.4

The costs and expenses corresponding to the arbitration shall be assumed by the party which is not favored with the decision of the Arbitration Tribunal, unless the Arbitration Tribunal, based in law, decides otherwise.

CLAUSE FOURTEEN: DOMICILES AND NOTICES

THE PARTIES state as their domiciles the ones which appear in the introduction of this AGREEMENT.

The communication or notices delivered to such domiciles shall be understood as correctly made, coming into effect in the same date of reception unless a change of domicile occur and such change is communicated to the other party though notarial letter, with certification of receipt, at least ten (10) calendar days in advance, in which case the new domicile will be in effect.

CLAUSE FIFTEEN: EFFECTIVE DATE

This AGREEMENT shall enter into effect in the date in which THE PARTIES subscribe the Public Deed originated by this document.

CLAUSE SIXTEEN: APPLICABLE LAW

This AGREEMENT shall be governed by the laws of the Republic of Peru.

CLAUSE SEVENTEEN: TAXES

The eventual transference of the AFRODITA SHARES as a consequence of the exercise of the OPTION, is exempt of Income Tax. If in the future this AGREEMENT is affected by any tax, including Income Tax, they will be in charge of the corresponding party, according to the stated in Clause Six.

CLAUSE EIGHTEEN: NOTARIAL AND REGISTRATION EXPENSES

The expenses originated by the conversion of this document into a public instrument shall be entirely in charge of THE BUYER.

Please, Mr. Notary, add the legal clauses and the corresponding attachments; and, in fact, convert this documents into a public instrument.

Lima, October 18, 2007

      ____________________________________              __________________________________

DORATO PERU SAC	COMPAÑÍA MINERA AFRODITA S.A.C. Jorge Arturo Bedoya Torrico

      ____________________________________              ___________________________________

Jaime Araoz Medanic	Carla Susana Tello Mirenghi

      ____________________________________              ___________________________________

Jorge Arturo Bedoya Torrico	Andrea Vanessa Bahamonde Martínez

ANNEX 1

CONTINGENCIES DECLARED BY THE SELLERS

ANNEX 2

LIST OF INFORMATION REQUESTED FOR THE DUE DILIGENCE AND
DELIVERED TO THE BUYER

ANNEX 3

ASSIGNMENT OF MINING CONCESSIONS AGREEMENT

MR. NOTARY:

Please enter in your Registry of Public Deeds one recording the ASSIGNMENT OF MINING CONCESSIONS AGREEMENT entered into between, from one party;

-

DORATO PERU S.A.C., with Tax Registration Number (...) represented herein by (...), identified with National Identity Number (...), under power of attorney registered in (...), with domicile for the purposes hereof at Av. De la Floresta N° 497, 5th Floor, San Borja, hereinafter DORATO; and, from the other party,

-

COMPAÑÍA MINERA AFRODITA S.A.C., with Tax Registration Number 20300534946, registered under Title 11343422 of the Corporate Bodies Registry, Registration Zone IX, Lima, with domicile at Av. Camino Real 1252 oficina 301, San Isidro, represented herein by Mr. Jorge Arturo Bedoya Torrico, Identified with National Identity Number 07854928, under power of attorney registered under number C00002 of the corporation's Title, hereinafter THE COMPANY.

This agreement is executed according to the following terms and conditions:

First Clause: Background

1.1

THE COMPANY is the holder of the following mining concessions (hereinafter, the "MINING CONCESSIONS"), which cover an extension of 5,008.75 hectares, located in the Cordillera del Condor, district of Cenepa, province of Condorcanqui, department of Amazonas:

Name	Code	Extension (hectares)	Registration (number, title)
Campana 2	01-00562-93	900.0001	14053
Campana 1	01-00563-93	1,000.00	1, 14052
Comaina 1	01-00561-93	1,000.00	3, 14054
Comaina 2	01-00564-93	1,000.00	2, 14055
Comaina 3	01-00649-93	1,000.00	3, 10278
Hito	01-00647-93	100.0002	10269
Apu	01-02116-95	8.7502	16187

1.2

THE COMPANY declares that the MINING CONCESSIONS are valid, with firm and consented titles; with UTM definitive coordinates registered with the National Mining Registry; with Good Standing Certificate and Penalty for not reaching minimum production paid until year 2006; and, that over the MINING CONCESSIONS there is no mortgage, seizure or burden of any nature, forcing itself to remedy in case of encumbrances.

1.3

DORATO is a corporation incorporated under the laws of Peru, whose shareholders are natural persons of Peruvian nationality, which has the purpose of developing mining activities and is interested in evaluating the mining and geological potential of the MINING CONCESSIONS.

1.4

Simultaneously with the execution of this contract, the parties have also formalized a private agreement regulating entirely their relation regarding the MINING CONCESSIONS. As part of the referred agreement, the parties compelled to subscribe this agreement.

Second Clause: Purpose

2.1

As provided by article 166 of the Consolidated Text of the General Mining Law (Supreme Decree N° 014-92-EM), THE COMPANY assigns the MINING CONCESSIONS in favor of DORATO, with the exclusive purpose of exploration and for the term stated in Clause 2.3 (hereinafter, the "MINING ASSIGNMENT").

As a consequence of the MINING ASSIGNMENT, DORATO assumes all the rights and obligations of THE COMPANY arising from the MINING CONCESSIONS.

2.2

As consideration for the MINING ASSIGNMENT, DORATO agrees to pay the amount of US$ 100.00 (One Hundred y 00/100 DOLLARS), amount which includes VAT and which shall be paid on the date of subscription of the Public Deed originated by this document.

2.3

The term for MINING ASSIGNMENT shall be of thirty six (36) months, counting since the date of subscription of the Public Deed originated by this document (hereinafter, the "ASSIGNMENT TERM"). The ASSIGNMENT TERM is mandatory for THE COMPANY and voluntary for DORATO. In consequence, DORATO shall be able to terminate the assignment at any moment, delivering THE COMPANY a notarial communication in such sense.

2.4

While the MINING ASSIGNMENT is valid, DORATO shall pay the good standing right and applicable penalties, if the case, to the MINING CONCESSIONS, no later than 30 calendar days before the end of the established term for its fulfillment, without any delay in any year, including the payment of any of the good standing rights or penalties which may be pending up to the date of execution of this agreement.

Likewise, DORATO compels to fulfill strictly and timely every and each of the applicable legal provisions regarding its activities in the MINING CONCESSIONS, without any reserve or limitation.

2.5

The following are causes of termination of the MINING ASSIGNMENT:

2.5.1

The decision adopted by DORATO to end the MINING ASSIGNMENT according to Clause 2.3;

2.5.2

The termination by any cause of the private agreement referred in Clause 1.4;

2.5.3

The end of the ASSIGNMENT TERM without it been extended.

2.6

The termination of the MINING ASSIGNMENT, ceases automatically the obligation in charge of DORATO to pay the good standing right and applicable penalty to the MINING CONCESSIONS, as well as any other obligation in charge of DORATO, with exception of what is stated in Clause 2.7 and the stated below.

In case this agreement is effectively terminated during the ninety (90) days prior to June 30 of any year during the effectiveness of this agreement, DORATO, shall pay the entire good standing right and penalty of each of the MINING CONCESSIONS which have accrued in every financial year until the effective date of termination. Otherwise, DORATO shall only pay the good standing rights and applicable penalties which correspond to every fiscal year ended before effective date of termination.

Likewise, its is expressly stated that the termination of this agreement, without regard for the opportunity or cause for it, shall not exonerate DORATO of its obligation to comply with the stated in Clauses 3.5 and 3.6.

2.7

During that ninety (90) days following the termination of the MINING ASSIGNMENT, DORATO shall:

2.7.1

Remove all machinery, equipment, tools, vehicles and other accessory goods which DORATO had located or put in the MINING CONCESSIONS; and

2.7.2

Deliver to THE COMPANY of a copy with all the results obtained in the exploration works, including a copy of the feasibility study, if the case; likewise shall deliver a report regarding the performed work, whether they are geophysics, geologic, probe or mining evaluations, as well as every testing, rejections and available samples as well as any other information obtained as a consequence of their activities in the MINING CONCESSIONS, without any additional compensation, establishing that DORATO does not formulate any representation or warranty in relation to the precision, detail nor extension of such.

Clause Three: Representations and Warranties

3.1

The parties acknowledge that the MINING CONCESSIONS are located inside the 50 Km. of the north border of Peru, bounding with Equator. In this regard, the second paragraph of article 71° of the Peruvian Constitution establishes that foreigners may not acquire or posses, by any title, either directly or indirectly, individually or in partnership, among others goods, mines and lands, under penalty of surrendering that acquired right to the government. The sole exception is the case of public need expressly declared by a Supreme Decree approved by the Cabinet.

According to the stated above, DORATO compels that in case it incorporates its stock to foreign capitals, or in any other way contracts with foreign natural or corporate persons in a way that the restriction of article 71 of the Peruvian Constitution is applicable, it shall make or cause to make timely arrangements for the issuance of the Supreme Decree referred in the paragraph above.

Likewise, it is expressly stated that THE COMPANY shall not be affected (in any way) by the eventual non-fulfillment in which DORATO may incur regarding the obligation assumed in the previous paragraph, agreeing that DORATO is bound to hold THE COMPANY free and harmless and to compensate them for any damages which may arise as a consequence of such non-fulfillment. In the same way, it is expressly stated that any eventual delay or failure in obtaining such Supreme Decree, shall not suspend, postpone or modify in any way the fulfillment and effectiveness of the obligations assumed by DORATO in this agreement.

3.2

Unless otherwise indicated, no failure or delay by any of the parties to exercise any right or power under this AGREEMENT shall be deemed as waiver to such rights or powers, nor shall the single or partial exercise of such rights or powers or the exercise of any other right or power shall not be deemed as waiver of such right or power.

3.3

DORATO expressly declares that it is a corporation incorporated under the laws of Peru, whose shareholders are natural persons of Peruvian nationality.

3.4

That has the legal capacity to celebrate and execute this AGREEMENT and that all the corporate agreements and necessary acts to authorize the celebration and fulfillment of this agreement have been duly executed;

3.5

In any case of termination of this agreement, DORATO shall assume automatically, absolute and exclusive responsibility for the remedies for any environmental impact generated by its activities in the MINING CONCESSIONS, including all other impacts which may be disclosed or identified after the date of termination of this agreement, if the case;

3.6

DORATO shall hold THE COMPANY harmless of every responsibility and obligation, loss, costs, expenses, damages and claims, including but not limiting, to third party damages, or property damages, remedy costs of the environmental damages caused, which arise from its activities in the MINING CONCESSIONS.

3.7

Shall not charge, place burden, assign, dispose, or perform any act over the MINING CONCESSIONS which may affect their existence or free transferability.

3.8

DORATO, by subscribing the present agreement and/or by executing its obligations according to its the terms, does not violate, infringe or breach any other agreement, contract or obligation.

Clause Four: Termination

4.1

The parties expressly agree that this agreement shall automatically be terminated, without any additional formality or declaration, if the private agreement stated in Clause 1.4, being enough for such termination to occur, that any of the parties notifies the other regarding the termination of such private agreement.

4.2

Following the conditions stated for such effects in the private agreement referred in Clause 1.4, DORATO shall be able to terminate the MINING ASSIGNMENT, in any case it may determine under its sole discretion, that the reserves and/or mineral characteristics of the MINING CONCESSIONS are not suitable.

In such case, DORATO shall communicate its decision in such sense to THE COMPANY through notarial letter.

It shall result applicable to the exercise of the termination faculty in favor of DORATO in Clause 4.2, the provisions stated in the second paragraph of Clause 2.6 of this agreement. Likewise, it is agreed that the exercise of this termination faculty, does not generate any obligation of THE COMPANY nor of any third party, to return DORATO or any other third party, the amounts and/or goods paid and/or investments made by DORATO or by commission and/or benefit of such.

Clause Five: Dispute Resolution

The parties agree that any controversy, difference, or claim arising from or related to the interpretation, execution, termination, expiration, effectiveness, validity or other matter related to this agreement, or for any other cause or circumstance related directly or indirectly with this agreement and the ones which are executed by cause of this agreement, shall be solved according to the following proceeding:

In first place, the parties shall make their best efforts to find an amicable solution, in a term of fifteen (15) calendar days.

In case of not having success in a direct solution in the fifteen (15) calendar day term mentioned, any of the parties may request to carry out an arbitration of law before the Center for National and International Arbitration of the Lima Chamber of Commerce, according to the Rules of such Center which the parties declare to know and accept. The arbitration shall be submitted to an Arbitration Tribunal of three members appointed for each case, according to what is established in the mentioned Rules. Each party shall appoint an arbitrator. The two appointed arbitrators, shall appoint the third arbitrator, who shall preside the Arbitration Tribunal. The award shall be observed by the parties and shall be definitive and indisputable.

The location for the arbitration shall be the city of Lima, Peru, the language to be used in the arbitration process shall be Spanish and the applicable law shall be Peruvian law.

The costs and expenses corresponding to the arbitration shall be assumed by the party which is not favored with the decision of the Arbitration Tribunal, unless the Arbitration Tribunal, based in law, decides otherwise.

Clause Six: Domiciles and Notices

The parties state as their domiciles the ones which appear in the introduction of this agreement.

The communications or notices delivered to such domiciles shall be understood as correctly made, coming into effect in the same date of reception unless a change of domicile occur and such change is communicated to the other party though notarial letter, with certification of receipt, at least ten (10) calendar days in advance, in which case the new domicile will be in effect.

Clause Seven: Other Provisions

7.1

All the parties acting in this document expressly agree and recognize that the private agreement referred in Clause 1.4, includes provisions which regulate entirely their contractual relation regarding the MINING CONCESSIONS, by which the following document only has as purpose, complying with the private agreement, to reflect and partially complete such provisions. In that sense and in the internal relation of the parties acting in this document, the provisions of the referred private agreement shall keep regulating its relation regarding the MINING CONCESSIONS and, in such way, will result applicable and shall prevail for interpretation, execution and/or termination of this agreement.

7.2

This agreement will enter into effect in the date in which the parties subscribe the Public Deed originated by this document.

7.3

The Peruvian laws shall be applicable to this agreement.

7.4

The expenses originated as a result of converting this document to public instrument shall be entirely in charge of DORATO.

Please, Mr. Notary, add the legal clauses and the corresponding attachments; and, convert this document into a public instrument, notwithstanding the delivery of the corresponding notices to the Public Registry - for their registration in the titles of the MINING CONCESSIONS.

Lima, October 18, 2007